Exhibit 99.1

Neuralstem, Inc. Reports First Quarter Financial Results and Provides Business Update

ROCKVILLE, Md.--(BUSINESS WIRE)--May 15, 2009--Neuralstem, Inc. (NYSEAmex: CUR) today provided a financial and business update for the first quarter ended March 31, 2009.

For the quarter, the Company’s loss from operations was $2.9 million, compared with a loss from operations of $2.3 million in the first quarter of 2008. The increase in the loss from operations in the first quarter of 2009 was primarily the result of $100,000 additional of non-cash stock based compensation expense, $130,000 in additional legal fees, and the remainder in research and development expenses.

In the first three months of 2009, net cash used in operating activities was $1.3 million, a decline of 30% compared with the $1.7 million in net cash used for operating activities in the first quarter of 2008. This was primarily attributable to the implementation of a proactive working capital management process.

The Company reported a first quarter 2009 net profit of $905,678, or $0.03 per share, compared with a net loss of $2.3 million, or $0.07 per share, a year ago, primarily as a result of a noncash gain from the change in the fair value of warrant obligations of approximately $3.8 million. This mark-to-market gain was recorded in the first quarter of 2009 to reflect a reduction in the Company’s estimated warrant liability as a result of the adoption of Accounting Guidance EITF 07-05, which took effect on January 1, 2009.

Cash, cash equivalents and short-term marketable securities at March 31, 2009 totaled approximately $3.6 million, compared with approximately $4.9 million at December 31, 2008. As of March 31, 2009, the Company estimated that cash on hand would be sufficient to meet its operating needs through the end of the year, including estimated costs associated with the clinical development of its ALS programs planned for commencement in the U.S. and in Asia in 2009.

Clinical Program Update

Neuralstem CEO and President, Richard Garr, stated, “We are in regular communication with the U.S. Food & Drug Administration regarding our Investigational New Drug Application, and we continue to expect to initiate the world’s first neural stem cell trial for ALS in the United States this summer.

“We also are making considerable progress in moving our cells forward into humans in markets around the world where we have established multiple partnerships and collaborations for that purpose. Recently, scientists at University Hospital Frieburg, Germany presented data at the Huntington's Disease Therapeutics Conference in France, entitled, `Validation of Human Neural Stem Cell line in Rodent Model of Huntington’s Disease,' which demonstrated robust survival of our cells, integration into the host brain, and early graft-mediated functional effect. This is a major milestone in the process of qualifying our cells into the Hospital’s existing human trial in Germany to treat Huntington’s disease with our cells, as well as support our regulatory work in the U.S.

“Also in parallel with our U.S. clinical program, discussions have begun with researchers and hospitals in China, Taiwan, India and Mexico in preparation for clinical trial programs for ALS and/or Traumatic Spinal cord injury in those countries as we continue to expand our network of commercial and medical partners that will enable us to achieve regulatory progress and commercialization of our cell therapies on a global scale,” concluded Garr.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem’s IND is under review with the FDA for ALS. ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE ; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008.

Neuralstem, Inc.
Statements of Operations
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008

Revenues	$-	$-
Operating expenses:
Research and development costs	1,434,010	1,198,843
General, selling and administrative expenses	1,457,238	1,083,169
Depreciation and amortization	20,796	13,757
	2,912,044	2,295,769
Operating loss	(2,912,044)	(2,295,769)
Nonoperating income:
Interest income	2,264	21,317
Gain from change in fair value of warrant obligations	3,815,458	-
	3,817,722	21,317

Net Income (loss) attributable to common shareholders	$905,678	$(2,274,452)

Net income (loss) per share, basic	$0.03	$(0.07)
Net income (loss) per share, diluted	$0.03	$(0.07)
Weighted average common shares outstanding - basic	33,751,300	31,762,872
Weighted average common shares outstanding - diluted	35,643,178	31,762,872

Neuralstem, Inc.
Balance Sheet

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,567,108	$4,903,279
Prepaid expenses	99,427	136,287

Total current assets	3,666,535	5,039,566

Property and equipment, net	155,516	163,930
Intangible assets, net	239,088	212,265
Other assets	61,472	52,972

Total assets	$4,122,611	$5,468,733

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,630,442	$1,265,488
LONG-TERM LIABILITIES
Fair value of warrant obligations	2,762,835	-
Total liabilities	4,393,277	1,265,488

STOCKHOLDERS' (DEFICIT) EQUITY
Preferred stock; 7,000,000 shares authorized, zero shares issued and outstanding
Common stock, $0.01 par value; 150 million shares authorized, 33,751,300 shares outstanding in 2009 and 2008	337,513	337,513
Additional paid-in capital	55,688,611	61,352,527

Accumulated deficit	(56,296,790)	(57,486,795)
Total stockholders' (deficit) equity	(270,666)	4,203,245

Total liabilities and stockholders' equity	$4,122,611	$5,468,733

CONTACT:
Neuralstem, Inc.
John Conron, Chief Financial Officer
301-633-7709
or
Ina McGuinness, Investor Relations
310-954-1100
or
Deanne Eagle, Media
917-837-5866